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                                                                    EXHIBIT 4.34

                          SECOND SUPPLEMENTAL INDENTURE
                          -----------------------------

         Second Supplemental Indenture, dated as of December 1, 1999, to the Indenture dated as of May 20, 1994 (the "Indenture"), between Waxman Industries, Inc., a Delaware corporation (the "Company"), and the Huntington National Bank, as trustee (the "Trustee").

                                     RECITAL
                                     -------

         The Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Company's outstanding 12 3/4% Senior Secured Deferred Coupon Notes due June 1, 2004 (the "Securities"), amend or supplement the Indenture or the Securities. The Company has received signed consents of the Holders of at least a majority in aggregate principal amount of the Securities approving the amendments to the Indenture and the Securities contained in this Second Supplemental Indenture.

         NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:

         1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

         2. Section 1.01 of the Indenture is hereby amended by adding thereto the following definition in its appropriate alphabetical order:

                           "Additional Barnett Stock Amount" means up to an
                  additional 500,000 shares of the common stock, $.01 par value per share, of Barnett Inc., as such number may be proportionately adjusted for stock splits, non cash stock dividends, reclassifications and similar events."

         3. Paragraph 4.13 of the Indenture is hereby amended by adding a new clause (k) following immediately after the end of clause (j);

                           "(k) In addition to the Liens permitted by clause (j)
                  above, Liens on the Additional Barnett Stock Amount to secure Indebtedness incurred pursuant to Sections 4.10(b) or (i) hereof or any permitted refinancing thereof pursuant to
                  Section 4.10(j) hereof."

         4. This Second Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read together.



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         5.       The Trustee accepts the trusts created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this Second Supplemental Indenture.

         6. The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

         7. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         8. The provisions of this Second Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

         9. This Second Supplemental Indenture shall be governed by the internal laws of the State of New York.

         10. If any provision of this Second Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Second Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

                                 WAXMAN INDUSTRIES, INC.

                                 By:   /s/ Mark Wester
                                       -------------------------------------
                                       Name: Mark Wester
                                       Title: Vice President-Finance and Chief
                                                 Financial Officer

Attest: /s/ Mary Ellen Coble
        --------------------------------------
         Name: Mary Ellen Coble
         Address: 21507 Raymond St.
                     Maple Heights, OH 44137

                                 THE HUNTINGTON NATIONAL BANK,
                                   as Trustee

                                 By:   /s/ F.G. Lamb
                                       --------------------------------------
                                       Name: F.G. Lamb
                                       Title: Vice President